SPECIAL METALS CORPORATION


                                 340,000 Shares
               6.625% Series A Senior Convertible Preferred Stock
                      (Liquidation Amount $50.00 per Share)

                              INVESTMENT AGREEMENT

                                                                October 28, 1998

Inco Limited
145 King Street West, Suite 1500
Toronto, Ontario M5H 4B7, Canada

Ladies and Gentlemen:

         Special Metals Corporation, a Delaware corporation (the "Company"), proposes to issue and sell to Inco Limited, a corporation continued under the laws of Canada (the "Investor"), 340,000 shares of its 6.625% Series A Senior Convertible Preferred Stock, liquidation amount $50.00 per share (the "Convertible Preferred Securities"). The Convertible Preferred Securities will be convertible into shares of the common stock, par value $.01 per share (the "Common Stock"), of the Company initially at the conversion price set forth herein and will rank, with respect to dividend rights and rights upon liquidation, winding up and dissolution, senior to the Common Stock, and each other class of capital stock or series of preferred stock of the Company established after the original issuance of the Convertible Preferred Securities, and PARI PASSU with the Convertible Preferred Securities issued to Timet Finance Management Company ("Timet") pursuant to the Investment Agreement, dated as of July 8, 1998, as amended on October 28, 1998, among Timet, Titanium Metals Corporation and the Company (the "Timet Investment Agreement").

         The Investor, Inco United States, Inc., Inco Europe Limited and Inco S.A. (collectively, "Inco") and the Company have entered into a stock purchase agreement, dated as of July 8, 1998, as amended (the "Acquisition Agreement"), pursuant to which the Company has agreed to acquire (the "Acquisition") the Inco Alloys International division ("IAI") of the Investor. In connection with the amendment to the Acquisition Agreement and the closing of the Acquisition, the parties hereto have agreed to enter into this Agreement pursuant to which the Company has agreed to issue the Convertible Preferred Securities as part of the consideration to be paid to Inco in connection with the Non- Competition Agreement (as defined in the Acquisition Agreement.)

         The sale of the Convertible Preferred Securities to the Investor will be made without registration of the Convertible Preferred Securities under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon exemptions from the registration requirements of the Securities Act. However, the Investor (and subsequent permitted transferees) of the Convertible Preferred Securities (and the Common Stock issued upon conversion thereof) will have the registration rights set forth in the Registration Rights Agreement in the form attached as Exhibit A hereto (the "Registration Rights Agreement") to be entered into between the Company and the Investor.

         1. Purchase and Sale. On the terms and in reliance upon the representations and warranties set forth in this Agreement, the Company agrees to issue, sell and deliver to the Investor, and the Investor agrees to acquire from the Company, 340,000 Convertible Preferred Securities with an aggregate liquidation amount of $17,000,000 as partial payment of the consideration to be paid to Inco for the Non-Competition Agreement to be entered into in connection with the Acquisition Agreement. Each Convertible Preferred Security shall be convertible at the option of the holder into shares of Common Stock of the Company following the Initial Conversion Date (as defined herein) at a conversion price equal to $16.50 per share. Such conversion price will be subject to adjustment from time to time as set forth in the Certificate of Designation of Rights and Preferences establishing the terms and relative rights and preferences of the Convertible Preferred Securities substantially in the form set forth in Exhibit B hereto (the "Certificate of Designation"). The term "Initial Conversion Date" shall mean the latest of (i) 90 days following the date of original issuance of the Convertible Preferred Securities, (ii) the date on which approval is obtained in accordance with Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the stockholders of the Company entitled to vote thereon (the "Stockholders Conversion Vote") of the issuance of Common Stock upon the conversion of the Convertible Preferred Securities upon the terms and conditions set forth in the Certificate of Designation and (iii) the date upon which all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, have expired or been terminated.

         2. Delivery. Delivery of the Convertible Preferred Securities shall be made at the offices of Paul, Weiss, Rifkind, Wharton & Garrison at 10:00 a.m., New York City time, on the date hereof (the "Closing Time").

         3. Representations and Warranties of the Company. The Company represents and warrants to the Investor as follows:

                  (a) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority under such laws to own its property and to conduct its business as presently conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its Subsidiaries (as defined below), taken as a whole.

                  (b) Each subsidiary of the Company that is listed on Schedule 3(b) attached hereto (collectively, the "Subsidiaries") has been duly incorporated, is validly existing as a

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

corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority under such laws to own its property and to conduct its business as presently conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole; except as described in the annual reports on Form 10-K, quarterly reports on Form 10-Q, registration statements, reports on Form 8-K and Form 8-A, proxy statements, information statements or other forms, schedules, documents, reports or statements filed by the Company or any of its Subsidiaries with the Securities and Exchange Commission since March 3, 1997 and prior to the date hereof (collectively, the "SEC Reports"), all of the issued shares of capital stock of each Subsidiary of the Company, other than one share of Udimet Special Metals Ltd., which is owned by a director thereof, have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly by the Company, free and clear of all liens, encumbrances, equities or claims, except to the extent that such liens, encumbrances, equities or claims would not, singly or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole; the Subsidiaries are the only subsidiaries of the Company required to be listed on Exhibit 21 to the SEC Reports.

                  (c) The Convertible Preferred Securities have been duly authorized by the Company and, when issued and delivered by the Company to the Investor against payment of the Purchase Price therefor, will be validly issued and fully paid and non-assessable and the issuance of the Convertible Preferred Securities will not be subject to any preemptive or other similar rights.

                  (d) This Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Investor, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

                  (e) The Registration Rights Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery of the Registration Rights Agreement by the Investor, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that (i) enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law and (ii) the enforceability of indemnification and contribution provisions may be limited by federal and state securities laws and the policies underlying such laws.

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

                  (f) Except as set forth on Schedule 3(f) hereto, (i) the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated hereby and thereby, will not contravene any provision of applicable law material to the Company, the Certificate of Designation, the articles of incorporation or the by-laws of the Company, or any agreement or other instrument binding upon the Company or any of its Subsidiaries, except where such contravention of any such agreement or instrument would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body or agency or court having jurisdiction over the Company or any of its Subsidiaries and material to it, and (ii) no consent, approval, authorization, waiver or order of, or qualification with, any court or governmental body or agency or any other person is required for the performance by the Company of its obligations under this Agreement and the Registration Rights Agreement, except such as may be required by federal, state or foreign securities laws in connection with the offer and sale of the Convertible Preferred Securities and the Conversion Shares (as defined below) and the registration of such securities pursuant to the terms of the Registration Rights Agreement, and except for any such consent, approval, authorization, waiver, order or qualification the failure of which to obtain would not result in a material adverse change in the condition, financial or otherwise, or in the earnings, business or operations of Company and its Subsidiaries, taken as a whole, and would not materially impair the ability of the Company to effect the transactions contemplated hereby and pursuant to the Registration Rights Agreement.

                  (g) The authorized capital stock of the Company consists of
(i) 35,000,000 shares of Common Stock, par value $0.01 per share, of which, as of the date hereof, 15,479,000 shares are issued and outstanding and 7,600,000 shares have been reserved for issuance upon conversion of the Convertible Preferred Securities and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of which, as of the date hereof, no shares are outstanding. All of the outstanding shares of Common Stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

                  (h) The shares of Common Stock initially issuable upon conversion of the Convertible Preferred Securities (the "Conversion Shares") have been duly authorized and, when issued upon such conversion in accordance with the provisions of the Certificate of Designation, will be validly issued, fully paid and non-assessable; the issuance of the Conversion Shares will not be subject to any preemptive or similar rights.

                  (i) The financing contemplated by (i) the new credit facility to be entered into by the Company, Credit Lyonnais New York Branch as agent and various lenders with respect to the Acquisition, (ii) the Investor's investment in the Convertible Preferred Securities as contemplated by this Agreement, (iii) Timet's investment in $80,000,000 aggregate liquidation amount of Convertible Preferred Securities as contemplated by the Timet Investment Agreement and (iv) Inco's agreement to pay Credit Lyonnais New York Branch, as agent, a fee of $10,000,000 pursuant to the letter agreement dated October 5, 1998, constitute the only financing arrangements to be entered into by the Company or any of its Subsidiaries in connection with the financing of the Acquisition other than indebtedness of Inco and/or its subsidiaries to be assumed in connection with the Acquisition.

         4. Representations and Warranties of the Investor. The Investor represents and warrants to the Company as follows:

                  (a) The Investor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation.

                  (b) This Agreement has been duly authorized, executed and delivered by the Investor and, assuming due authorization, execution and delivery of this Agreement by the Company constitutes a valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

                  (c) The Registration Rights Agreement has been duly authorized, executed and delivered by the Investor and, assuming the due authorization, execution and delivery of the Registration Rights Agreement by the Company, will be a valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms, except to the extent that (i) enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law and (ii) the enforceability of indemnification and contribution provisions may be limited by federal and state securities laws and the policies underlying such laws.

                  (d) Except as set forth on Schedule 4(d), (i) the execution and delivery by the Investor of, and the performance by the Investor of its obligations under, this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby will not contravene any provision of applicable law material to the Investor or the articles of incorporation or by-laws of the Investor or any agreement or other instrument binding upon the Investor, except where such contravention of any such agreement or instrument would not have any material adverse effect on the Investor and its subsidiaries, taken as a whole, or any judgement, order or decree of any governmental body, agency or court having jurisdiction over the Investor that is material to it, and (ii) no consent, approval, authorization, waiver or order of, or qualification with, any court or governmental body or agency or any other person is required for the performance by the Investor of its obligations under this Agreement, except such as may be required by federal, state or foreign securities laws in connection with the offer and sale of the Convertible Preferred Securities, the Conversion Shares and the registration of such securities pursuant to the terms of the Registration Rights Agreement, and except for any such consent, approval, authorization, waiver, order or qualification the failure of which to obtain would not result in a material adverse change in the condition, financial or otherwise, or in the earnings,

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

business or operations of the Investor and its subsidiaries, taken as a whole, or materially impair the ability of the Investor to perform its obligations hereunder.

                  (e) The Investor is acquiring the Convertible Preferred Securities under this Agreement for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Convertible Preferred Securities and the Conversion Shares and is able to bear the economic risk of such investment. The Investor acknowledges that none of the Convertible Preferred Securities or the Conversion Shares have been registered under the Securities Act and such securities may be sold or disposed of in the absence of such registration only pursuant to an exemption from such registration and in accordance with the terms of this Agreement.

         5. Dispositions. The Investor shall not, directly or indirectly, sell, assign, transfer, pledge, hypothecate or otherwise dispose of any interest in any Convertible Preferred Securities or any Conversion Shares (a "Disposition"), except as set forth in this Section 5.

                  (a) Dispositions may be made at any time and from time to time following the Closing Time, to one or more wholly-owned subsidiaries of the Investor, provided that each such subsidiary agrees in writing to be bound by this Agreement to the same extent as the Investor.

                  (b) Dispositions may be made (i) following the second anniversary of the Closing Time, in a bona fide public offering effected in accordance with the provisions of the Registration Rights Agreement; and (ii) following the earlier of the third anniversary of the Closing Time and the occurrence of a "change of control" (as hereinafter defined), provided, however, that Dispositions shall not be made pursuant to clauses (i) and (ii) of this
Section 5(b) to any person who, to the actual knowledge of the Investor (without any duty of inquiry) in the case of Dispositions to be made pursuant to bona fide open market "brokers transactions" as permitted pursuant to the provisions of Rule 144 promulgated under the Securities Act and to the knowledge of the Investor (after reasonable inquiry) in all other cases, is (x) a Significant Competitor of the Company (as hereinafter defined), (y) a person that is or theretofore had been engaged in any material litigation adverse to the Company or any of its affiliates or (z) a person (other than any underwriter who is in the business of underwriting securities and who, in the ordinary course of its business as an underwriter, acquired Convertible Preferred Securities or Conversion Shares in connection with a public offering with the bona fide intention of reselling all of the securities so acquired pursuant to such public offering) who, after acquiring such interest in Convertible Preferred Securities or Common Stock, would beneficially own voting securities of the Company representing more than 10% of the outstanding shares of voting securities of the Company (assuming any Convertible Preferred Securities owned by such person were converted into Common Stock); provided that any Disposition proposed to be made by the Investor pursuant to this Section 5(b) shall be subject to the Company's prior right of first refusal as set forth in Section 6 of this Agreement and, in the case of Dispositions to be made pursuant to

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

Section 5(b)(i) hereof, shall be subject to the additional purchase rights of the Company set forth in Section 2.6(b) of the Registration Rights Agreement.

         As used in this Section 5(b), "change of control" means the occurrence of any of the following events.

                  (A) in any three-year period, a majority of the members of the Board elected during such three-year period shall have been so elected against the recommendation of the management of the Company or the Board in office immediately prior to such election; or

                  (B) any Designated Person (as defined herein) or Persons acting in concert shall, except as provided in clause (C) below, acquire (whether by merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions) or otherwise beneficially own a majority of the voting power of the outstanding securities of the Company generally entitled to vote for the election of directors ("Voting Securities"); or

                  (C) upon consummation of a consolidation or merger of the party with another Designated Person in which the holders of the Voting Securities of the Company immediately prior to such consolidation or merger would not own Voting Securities representing at least a majority of the outstanding voting power of such Designated Person or its ultimate parent upon consummation of such consolidation or merger; or

                  (D) upon the sale, transfer or assignment (it being understood that the pledge of, or the granting of a security interest in, assets of the Company or its subsidiaries shall not be deemed a sale, transfer or assignment) of all or substantially all of the assets of the Company to any person in a single transaction or a series of related transactions; provided, however, that a sale, transfer or assignment of all or substantially all of the assets of the Company, to (x) the Principal Stockholders (as defined herein), or to (y) any entity the holders of at least a majority of the Voting Securities of which (or of such entity's ultimate parent) were holders of Voting Securities of the Company immediately prior to such sale, transfer or assignment shall not constitute a "change of control" hereunder; or

                  (E) at such time as the Principal Stockholders fail to beneficially own, in the aggregate, at least 30% of the voting power of the outstanding Voting Securities of the Company.

For purposes hereunder, "Designated Person" shall mean any person, corporation, partnership or other entity other than Societe Industrielle de Materiaux Avances ("SIMA") and its affiliates and "Principal Stockholders" shall mean SIMA, LWH Holdings S.A. and their respective affiliates. Reference to a "Significant Competitor" of the Company means any person identified in writing to the Investor (as provided below) that manufactures or sells high performance nickel base alloys, cobalt base alloys, stainless steels or other similar based alloys where annual sales of such alloys for such person's most recently completed fiscal year exceeded $75 million (which term shall exclude Inco Limited and its subsidiaries). The

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

Company shall provide to the Investor prior to the date of this Agreement a written list of such Significant Competitors (which list the Company may, by notice to the Investor, amend or supplement at any time or from time to time), which Significant Competitors shall conform to the provisions of the definition of Significant Competitor contained herein. The Significant Competitors so designated on such list shall constitute the Significant Competitors hereunder.

                  (c) Dispositions may be made pursuant to a bona fide pledge not intended to circumvent the provisions of this Section 5 to one or more banks or other lending institutions (or any agent on their behalf) (each a "Lender"), provided that prior to any foreclosure upon or other acquisition by such Lender of any Convertible Preferred Securities or Conversion Shares pledged to it such Lender agrees in writing to be bound by the provisions of Sections 5(d) (to the extent set forth therein) and 6 of this Agreement to the same extent as the Investor. Upon any such foreclosure or other acquisition by a Lender of any Convertible Preferred Securities or Conversion Shares pledged to it, such Lender shall succeed to the rights and (to the extent set forth under Section 6 and Section 5(d)) the obligations of the Investor hereunder and, following a Disposition of such Convertible Preferred Securities or Conversion Shares by such Lender, the subsequent transferee shall succeed to the same rights and obligations hereunder as such Lender; provided, however, that if such Lender makes a Disposition of such Convertible Preferred Securities or Conversion Shares to the Investor, Timet or any of their affiliates, such transferees shall agree in writing to be bound by the terms of this Agreement and the Registration Rights Agreement to the same extent as the Investor hereunder.

                  (d) Notwithstanding any other provision of this Agreement, no Disposition may be made pursuant to this Section 5 unless (i) the transfer complies in all respects with the applicable provisions of this Agreement and applicable federal and state securities laws, including, without limitation, the Securities Act, (ii) except for Dispositions made pursuant to Section 5(b)(i) of this Agreement, pursuant to foreclosures or other acquisitions by a Lender pursuant to Section 5(c) of this Agreement or by a Lender's transferee (unless such transferee is the Investor, Timet or any of their affiliates), or pursuant to a brokers transaction under Rule 144 (other than Rule 144(k)) promulgated under the Securities Act, the transferee agrees in writing to be bound by the terms and conditions of this Agreement, to the extent applicable, and the Registration Rights Agreement (whereupon such transferee shall be substituted for, and shall enjoy the same rights and be subject to the same obligations, as its predecessor hereunder except as contemplated below) and (iii) if requested by the Company in its sole judgment, an opinion of counsel (reasonably acceptable to the Company) to such transferring holder (or with respect to any Disposition under Section 5(c) of this Agreement, an opinion of counsel (reasonably acceptable to the Company) to such transferring holder or any Lender) shall be supplied to the Company, at such transferring holder's expense, to the effect that such transfer complies with applicable federal and state securities laws. Any attempt to transfer any Convertible Preferred Securities or any Conversion Shares hereunder in violation of this Agreement shall be null and void ab initio and the Company shall not register such transfer.

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

         6. Right of First Refusal. Prior to any Disposition by the Investor pursuant to Section 5(b), the Company shall have the right, exercisable in accordance with this Section 6, to purchase all, but not less than all, of the Convertible Preferred Securities or Conversion Shares intended to be subject to such Disposition by the Investor.

                  (a) The Investor shall give notice (a "Transfer Notice") to the Company of such intended Disposition, specifying the Convertible Preferred Securities or Conversion Shares, as the case may be (the "Offered Securities"), to be subject to a Disposition and the intended method of Disposition. The Transfer Notice shall specify the cash price (the "First Offer Price") at or above which the Investor intends to effect such Disposition and, in the case of a privately negotiated Disposition, the terms of the bona fide third party offer (a "Third Party Offer") to purchase such Offered Securities theretofore received by the Investor and then remaining open (including the identity and address of the offeror and the price offered).

                  (b) If the Company wishes to purchase the Offered Securities specified in the Transfer Notice, then within thirty days following receipt of the Transfer Notice, the Company shall deliver a written notice (an "Acceptance Notice") to the Investor indicating that the Company wishes to purchase such Offered Securities, a date for the closing of such purchase, which shall not be more than ten business days after delivery of such Acceptance Notice (subject to extension as provided in Section 6(f) hereof), and a place for the closing of such purchase. Upon delivery of an Acceptance Notice, a binding agreement shall be deemed to exist providing for the purchase by the Company of the Offered Securities to which such Acceptance Notice relates, upon the terms and subject to the conditions set forth in this Section 6 and the Company shall use its reasonable best efforts to secure all approvals required in connection therewith.

                  (c) The cash purchase price to be paid by the Company hereunder for any Offered Securities (the "Designated Price") shall be determined as set forth below.

                           (i) With respect to any Offered Securities for which a First Offer Price or a Third Party Offer consisting solely of cash and/or readily marketable securities is disclosed in the applicable Transfer Notice, the Designated Price per share of such Offered Securities shall equal the per share price specified in such First Offer Price or Third Party Offer; provided, however, that, in the event the Market Price (as defined in Section 6(c)(iii)) per share on the last business day prior to the date the Acceptance Notice is delivered is more than 10% greater than or is less than 10% lower than the per share price specified by such First Offer Price or Third Party Offer, then the price per share shall equal the Market Price per share on the last business day prior to the date the Acceptance Notice is delivered. The value of any readily marketable securities identified in such Third Party Offer shall equal the average Market Price per share of such securities during the ten consecutive trading days immediately preceding the Company's receipt of the Transfer Notice. In the case of any securities not theretofore traded, such securities must be issued or proposed to be issued by an entity which has been subject to the reporting requirements of the Exchange Act for at least one year, and the value of such securities shall be

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

         determined by two nationally recognized investment banking firms, one firm to be selected by each of the Investor and the Company, or in the event such firms are unable to agree, by a third nationally recognized investment banking firm selected by such firms. The Investor and the Company shall use their reasonable best efforts to cause any such determination of value to be made within five business days following the Company's receipt of the applicable Transfer Notice. In connection with any determination of value pursuant to this Section 6(c)(i), each party will bear the fees and expenses of the investment banking firm selected by it and the parties will bear equally the fees and expenses of any third investment banking firm.

                           (ii) With respect to any Offered Securities for which a Third Party Offer consisting of other than solely cash and/or readily marketable securities is disclosed in the applicable Transfer Notice, the Designated Price per share of such Offered Securities (which shall refer, in the case of shares of Convertible Preferred Securities that are Offered Securities, to the applicable number of Conversion Shares issuable upon conversion of such Convertible Preferred Securities) shall equal the average Market Price per share during the twenty consecutive trading days immediately preceding the Company's receipt of the Transfer Notice.

                           (iii) "Market Price" of any security on any trading day shall mean (i) the closing price of such security on the principal national securities exchange on which such security is listed at the time (or if there have been no sales on such exchange on such day, the average of the highest bid and lowest asked prices on such exchange on such day), or (ii) if the security is not listed on a national securities exchange at the time, the sales price of such security as reported on the NASDAQ National Market as of 4:00 p.m., New York time, on such day (or, if there is no reported sales price of such security on the NASDAQ National Market on such day, the average of the representative bid and asked prices quoted on the NASDAQ National Market as of 4:00 p.m., New York time, on such day, or (iii) if such security is not reported on the NASDAQ National Market at the time, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 p.m., New York time, on such day, or (iv) if the security is not quoted on the NASDAQ System at the time, the average of the highest bid and lowest asked prices on such day in the over-the-counter market as reported by the National Quotation Bureau Incorporated or any similar successor organization.

                  (d) At any closing pursuant to this Section 6, the Company shall pay to the Investor (or its designees) the aggregate Designated Price for the Offered Securities by wire transfer of immediately available funds, and the Investor shall deliver or cause to be delivered to the Company such Offered Securities, with documentation satisfactory to the Company evidencing the transfer of such Offered Securities, in form acceptable for transfer on the Company's books. The Company may assign its right to purchase the Offered Securities pursuant to this Section 6 to an affiliate of the Company or an unrelated third party, provided that such affiliate or other third party agrees in writing to be bound by the provisions of this Section 6 to the same extent as the Company, and provided further that the

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

Company shall remain liable for the obligations of such affiliate or other third party under this Section 6.

                  (e) If the Company does not exercise its right to purchase Offered Securities specified in a Transfer Notice, then the party giving such Transfer Notice shall be free to effect the Disposition of such Offered Securities on terms no less favorable than those set forth in such Transfer Notice, subject to any other requirements applicable to such Disposition pursuant to Section 6(b) and (c) hereof and, in the case of a Disposition pursuant to Section 6(b)(i), the additional purchase rights of the Company set forth in Section 2.6(b) of the Registration Rights Agreement; provided, that any such Disposition is completed within 180 days, in the case of a Disposition pursuant to Section 6(b)(i), and 75 days, in the case of a Disposition pursuant to Section 6(b)(ii), in each case following the expiration of the period in which the Company had the right to elect to purchase such Offered Securities on terms no less favorable than those set forth in such Transfer Notice. In the event that such sale is not consummated within such 180 or 75-day period for any reason, then the restrictions on transfers provided for herein shall again become effective, and no transfer of such Offered Securities may be made thereafter by the Investor without again offering the same to the Company in accordance with this Section 6.

                  (f) The obligations of the parties to effect any closing pursuant to this Section 6 shall be subject to the satisfaction of the following conditions: (i) all requisite regulatory or third party approvals and consents necessary to effect the purchase and sale of the Offered Securities shall have been received and (ii) no statute, rule, regulation, executive order, decree, ruling, injunction or other order shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits such transaction or makes such transaction illegal. If, as of any date on which a closing under this Section 6 is scheduled to occur, the foregoing conditions relating thereto have not been satisfied, then such closing shall occur as promptly as practicable following such satisfaction, and the parties shall use their reasonable best efforts to cause the satisfaction of such conditions; provided that if the foregoing conditions relating to any closing hereunder are not satisfied within 60 days following delivery of the applicable Acceptance Notice (or in the case of an order or injunction arising out of any proceeding initiated by the Investor, such later date on which such order or injunction becomes final and nonappealable), then the Investor or the Company may terminate the agreement deemed to exist upon delivery of the applicable Acceptance Notice; provided that no such termination shall excuse any party for a breach of its obligations thereunder.

                  (g) Pursuant to Section 2.6(a) of the Registration Rights Agreement, the sale of Registrable Securities by Selling Holders (as such terms are defined in the Registration Rights Agreement), in addition to the Investor, shall be subject to the Company's prior right of first refusal set forth in this
Section 6, and the additional purchase rights of the Company set forth in
Section 2.6(b) of the Registration Rights Agreement.

         7. NASDAQ Quotation. As soon as practicable, but in any event prior to the Initial Conversion Date, the Company shall take such action as is required to cause the Conversion Shares into which the Convertible Preferred Securities are convertible to be listed for trading on the NASDAQ National Market or such other exchange on which the Company's securities are listed, as applicable.

         8. Legend. The Investor agrees to the placement on certificates representing Convertible Preferred Securities purchased by the Investor pursuant hereto, of a legend substantially as set forth below (except that (i) the first sentence of such legend shall not be placed on any Convertible Preferred Securities or Conversion Shares that have been registered under the Securities Act or if, in the opinion of counsel, such sentence is not required under the Securities Act and (ii) the second sentence of such legend relating to restrictions on transfer provided in this Agreement shall not be placed on any Convertible Preferred Securities or Conversion Shares acquired by a transferee pursuant to Section 5(b)(i) of this Agreement, 5(c) or pursuant to brokers transactions under Rule 144 of the Securities Act), unless the Company determines otherwise, in accordance with the opinion of counsel:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR NON-U.S. JURISDICTION AND MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF SUCH OTHER STATE OR NON-U.S. JURISDICTIONS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS (INCLUDING PROVISIONS THAT RESTRICT THE TRANSFER OF SUCH SECURITIES) OF AN INVESTMENT AGREEMENT DATED AS OF OCTOBER 28, 1998 BETWEEN SPECIAL METALS CORPORATION (THE "COMPANY") AND INCO LIMITED, COPIES OF WHICH ARE ON FILE AT THE OFFICES OF THE SECRETARY OF THE COMPANY. THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AGREES THAT IT WILL COMPLY WITH THE FOREGOING RESTRICTIONS."

         9. Fees and Expenses. Each party shall bear its own expenses, including the fees and expenses of counsel, accountants, financial or other advisors or representatives engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby.

         10. Survival. The representations and warranties and agreements contained in or made pursuant to this Agreement shall survive without limitation and the covenants and agreements contained in or made pursuant to this Agreement which by their terms are to survive after the Closing Time shall survive for the period specified therein, provided, that if a claim or notice is given with respect to any representation, warranty, covenant or agreement prior to any such expiration date, the claim with respect to such representation, warranty, covenant or agreement shall continue in definitely until such claim is finally resolved.

         11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by first class mail, postage prepaid, as follows:

                  (a)      If to the Company, to:

                           Special Metals Corporation
                           Middle Settlement Road
                           New Hartford, New York  13413
                           Attention:  Robert F. Dropkin
                           Telecopier:  (315) 798-2001

                           With a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York 10019
                           Attention:  Robert B. Schumer
                           Telecopier:  (212) 757-3990

                  (b)      If to the Investor, to:

                           Inco Limited
                           145 King Street West, Suite 1500
                           Toronto, Ontario M5H 4B7, Canada
                           Attention:  Stuart F. Feiner
                           Telecopier:  (416) 361-7734

                           With a copy to:

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York 10004
                           Attention:  Donald R. Crawshaw
                           Telecopier:  (212) 558-3588

                  (c) If to any other holder of Convertible Preferred Securities of the Company, addressed to such holder at the address of such holder in the record books of the Company; or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

         12. Entire Agreement; Amendment. This Agreement and the documents described herein or delivered pursuant hereto (including, without limitation, the Registration Rights Agreement) set forth the entire agreement between the parties hereto with respect to the matters provided herein and therein. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement; provided, however that the provisions set forth in Sections 5(c), 5(d), 6 and 17 hereof may not, directly or indirectly, be amended or modified without the prior written consent of each Lender affected thereby.

         13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         14. Governing Law. This Agreement shall be governed by, and construed, in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that state.

         15. Successors. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors.

         16. Stockholder Vote. The Company shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (a) duly call, give notice of and convene and hold a special meeting of its stockholders as promptly as practicable following the Closing Time for the purpose of considering and taking action on the Stockholder Conversion Vote and (b) subject to the fiduciary obligations of the Board of the Company, include in the Proxy Statement for such stockholders' meeting the recommendation of the Board that the stockholders of the Company approve the Stockholder Conversion Vote and, subject to such fiduciary duty, use all reasonable efforts to obtain such approval. If a favorable vote of the Company's stockholders is not obtained (i) within 120 days following the Closing Time, then the dividend rate on the Convertible Preferred Securities shall increase automatically from and including the 121st day following such Closing Time to, but not including, the date a favorable vote of the Company's stockholders is obtained on the Stockholder Conversion Vote by an additional increment of one-quarter of one percent (.25%) per annum of the liquidation amount thereof and (ii) prior to the 270th day following the Closing Time, the dividend rate on the Convertible Preferred Securities shall increase automatically from and including such 270th day to, but not including, the date a favorable vote of the Company's stockholders on the Stockholder Conversion Vote is obtained by an additional increment (which shall be in addition to the incremental increase provided in clause (i) of this
Section 16) of one-quarter of one percent (.25%) per annum (or one-half of one percent (.50%) per annum when combined with the incremental increase set forth in clause (i) of this Section 16) of the liquidation amount thereof, upon the terms and conditions set forth in the Certificate of Designation.

         17. Assignment. Except as otherwise expressly provided in Section 5 or 7 hereof, neither this Agreement nor any rights or obligations of the parties hereunder shall be assignable; provided, however, the rights of the Investor under this Agreement may be assigned to a wholly-owned subsidiary of the Investor, without the consent of the Company, provided that the Investor shall remain liable for the obligations of the assignee hereunder to the same extent as the Investor; and provided, further, that the Investor and assignee may assign its rights and obligations under this Agreement (as well as the Registration Rights Agreement) to one or more Lenders or their transferees in connection with a bona fide pledge or Disposition permitted by Section 5(c).

         18. Remedies; Waiver. To the extent permitted by law, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to, and are exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise, or delay in exercising, any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

         19. Specific Performance. Each party hereto acknowledges that, in view of the uniqueness of the transactions contemplated by this Agreement, the other party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms. Each party therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

         20. Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

         21. Business Day. For purposes of this Agreement, "business day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York, New York are authorized or obligated by law, executive order or regulation to close.

         22. Acknowledgment. The Investor hereby acknowledges that the Company has advised the Investor that, at the Closing Time, the Company will issue under the Certificate of Designation, sell and deliver to Timet 1,600,000 Convertible Preferred Securities at a purchase price of $50.00 per Convertible Preferred Security and for an aggregate purchase price of $80,000,000 pursuant to the terms of the Timet Investment Agreement and the Investor has agreed to such issuance to Timet.

         23. Further Assurances. Each of the parties hereto agrees to use its reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the closing of the transactions contemplated by this Agreement.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this Agreement and your acceptance shall represent a binding agreement between the parties hereto.

                                Very truly yours,

                                SPECIAL METALS CORPORATION


                                By:___________________________
                                   Name:  Donald R. Muzyka
                                   Title: President and Chief Executive Officer

The foregoing Agreement is hereby confirmed and accepted as of the date first above written:

INCO LIMITED


By:_____________________________
    Name:
    Title:

                                  SCHEDULE 3(B)


Name of Subsidiary:                                  State of Incorporation
-------------------                                  ----------------------

Udimet Special Metals Ltd.                           United Kingdom

Special Metals Foreign Sales Corporation             Barbados

Special Metals Domestic Sales Corporation            Delaware

                                  SCHEDULE 3(F)

         Consent is required under the Credit Agreement, dated as of October 18, 1996, as amended, among the Company, the several lenders from time to time party thereto and Credit Lyonnais New York Branch, as agent.

         Stockholder approval is required for the issuance of the Conversion Shares under NASDAQ rules.

         Filing and waiting period are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                                  SCHEDULE 4(D)

         Filing and waiting period are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.